Exhibit 2


                         (GPU ENERGY NEWS RELEASE LETTERHEAD)


          Date:                March 24, 1997

          Further Information: Ron Morano, 201-644-4297

          For Release:         Immediately

          Release Number:      35-97



          NJ BOARD  OF  PUBLIC UTILITIES  APPROVES GPU  ENERGY GLOBAL  RATE
          SETTLEMENT



               Morristown--The New  Jersey Board of  Public Utilities (BPU)

          today approved GPU Energy's global rate settlement which includes a  variety of rate-related items  to reduce rates  for New Jersey customers  of GPU Energy and provide rate stability into the year

          2000.   The  agreement  provides  for  a  net  rate  decrease  of

          approximately $5 million.

               JCP&L,  now doing business as  GPU Energy, the  Staff of the

          BPU  and the Ratepayer Advocate had agreed to the settlement last

          June,  pending  review by  an  Administrative  Law Judge  of  GPU

          Energy's request  to recover buyout  costs for the  Freehold non-

          utility generation project.

               The agreement includes a freeze on base rates until the year

          2000, a $12 million reduction in base rates and an approximate $7 million  increase  in  the  levelized  energy  adjustment  clause

          (LEAC).

               "We  are pleased  to have  reached this  agreement with  the

          BPU,"  said  GPU  Energy   president  Dennis  Baldassari.    "The

          agreement which  freezes rates  until the year  2000 demonstrates



          the  commitment of the BPU, the BPU Staff, the Ratepayer Advocate and GPU Energy  to mitigate potential stranded  costs and provide rate stability to our customers.  We believe the issues addressed in  this settlement will help  pave the way  in the transition to the new competitive electricity  markets recently outlined in the

          BPU's proposed  findings and recommendations  in Phase II  of the

          New  Jersey  Energy  Master  Plan  on the  Restructuring  of  the

          electric Power Industry in New Jersey."

               One  element  of the  settlement  calls  for GPU  Energy  to recover over a seven-year  power purchase agreement with Freehold

          Cogeneration Associates L.P. (FCA).  The company entered into the agreement because the FCA  contract would have required customers to  pay more than $1 billion in  excess future energy costs.  The

          BPU approved this recovery on an interim basis subject to further expeditious review  of a possible conflict  between the testimony submitted to  the Administrative Law Judge  during the proceeding and certain  assertions being  made by FCA  in other  proceedings regarding the financing for the project.

               "While we certainly  would have preferred  that the BPU  not make the Freehold buyout  recovery interim," Baldassari said, "we are confident that the  BPU will quickly complete its  review and grant  final  approval,  assuring  full recovery  of  the  buyout costs."

               The other principal elements of the rate settlement are:

          o    A two-year recovery of  $14 million in buyout costs  for the

               Crown/Vista non-utility generation project.  GPU Energy will write off the remaining $3 million.

          o    A cap on GPU Energy's earnings at 12.2 percent.  if earnings exceed 12.2 percent, the surplus will be used to reduce base





               rates and potential stranded costs.


          o    A  $17   million  nuclear  depreciation   expense  increase,

               combined  with a transmission  and distribution, and general plant depreciation decrease of $12 million.

          o    An  $11 million  nuclear  decommissioning expense  increase,

               effective Jan. 1, 1998.

          o    A  $13 million increase  in the expense  of certain employee post-employment benefit costs, effective Jan. 1, 1998.

          o    Resolution, for GPU  Energy, of current generic  proceedings before  the  BPU  regarding  the  collection of  non-utility generation capacity costs.

          o    Current   rate  recovery  of  the  depreciation  of  certain

               generating plants, which will be retired in the near future,

               will  continue to  be  applied to  the  amortization of  the unrecovered plant balances.

          o    A new structure for the collection of certain late payments,

               and a separate  new structure for the  collection of certain disconnect and reconnect fees.

          o    An  increase in  the company's  contribution to  the Helping hand  program for  low-income and  financially disadvantaged customers.

          o    No increase in the Levelized Energy Adjustment Clause (LEAC)

               until the  year 2000, unless  there is an  accumulated under recovery of $40 million in costs includable in the LEAC.